Exhibit 99

Contact: Richard Crowley
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA 95131
Phone:   (408) 944-0800

                                                                [Micrel Logo]

Press Release

                      MICREL REPORTS SEQUENTIAL INCREASE IN
                  REVENUES AND CONTINUED GROSS MARGIN EXPANSION

  - Gross Margin Increased to 54.1%; Highest Quarterly Level in Four Years

    San Jose, CA, October 26, 2005 - Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the third quarter ended September 30, 2005. Micrel's third quarter revenues of $62.5 million increased 1 percent from the second quarter of 2005 and decreased 8 percent from the year ago period. Third quarter net income was $7.7 million, or $0.09 per diluted share, compared with $1.2 million, or $0.01 per share, in the second quarter and $7.5 million, or $0.08 per share in the year ago period. The second quarter 2005 financial statements included a $9.3 million pre-tax charge ($6.0 million on an after-tax basis), equivalent to $0.07 per diluted share, resulting from a legal judgment against the Company.

    "We are encouraged by the increase in order rates for Micrel's products during the third quarter, which resulted in a book to bill ratio well above one," stated Ray Zinn, president and CEO of Micrel. "In the third quarter, Micrel once again demonstrated its ability to improve gross margin. Although overall revenue growth was impacted by ongoing weakness from the wireline communications end market and supply shortages for some of our Ethernet products due to delinquent deliveries from foundry suppliers, Micrel continued to improve profitability. During the third quarter, gross margin increased to
54.1 percent - a two percentage point improvement from the second quarter and a five percentage point improvement from the year ago period. This gross margin expansion was accomplished while continuing to operate our wafer fab at roughly 50 percent utilization and without increasing inventory."

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Micrel Reports Sequential Increase in Revenues and Continued Gross Margin
Expansion
October 26, 2005
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   During the third quarter, the Company released 18 highly differentiated, new proprietary products. Noteworthy new products include: four current limiting power distribution switches to expand Micrel's leading family of USB power products, two new high performance low noise regulators, the Company's first RadioWire(R) module, seven high speed mixed signal products for networking and communications applications, and four differentiated Ethernet products targeting voice over internet protocol (VoIP) phones, set top boxes and industrial Ethernet applications.

   Outlook
   -------
   Although the Company's fourth quarter beginning backlog is higher than the third quarter, order lead times for the Company's products remain extremely short and a relatively high proportion of quarterly revenue must be booked and
shipped within a quarter.   While the Company experienced higher order levels
in the third quarter compared to the second quarter, the high turns-fill environment continues to make it difficult to precisely predict future revenues. Based on current backlog levels and demand estimates, the Company projects that fourth quarter 2005 revenues will be in a range of $64 million to $68 million. The turns-fill required to achieve this revenue level is roughly 60 percent.

   Zinn concluded, "Micrel has made significant progress in improving gross margin during 2005. Given the considerable leverage inherent in Micrel's available manufacturing capacity, we are confident that the Company's gross margin can continue to expand with future revenue growth."

   Conference Call
   ---------------
   The Company will host a conference call at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) today, October 26, 2005. Chief Executive Officer Raymond Zinn and Chief Financial Officer Richard Crowley will present an overview of third quarter 2005 financial results, discuss current business conditions and then respond to questions.

   The call is available, live, to any interested party on a listen only basis by dialing (800) 257-7063. Interested callers should dial in at least five minutes before the scheduled start time and ask to be connected to the Micrel, Incorporated Conference Call. A live webcast will also be available through www.vcall.com. An audio replay of the conference call will be available through November 3, 2005, by dialing (303) 590-3000 or (800) 405-2236 and

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Micrel Reports Sequential Increase in Revenues and Continued Gross Margin
Expansion
October 26, 2005
Page 3 of 6


entering access code number 11041453. The webcast replay will also be available on the Company's website at www.micrel.com.

   SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

   This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, gross margin expansion, lead times, turns-fill requirements, customer demand, and the nature of industry trends. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company's financial statements; the global economic situation; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the effect of the Company's restatement of previous financial statements; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to
time; and Micrel's operating cash flow.   For further discussion of these risks
and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended June 30, 2005. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel

   Micrel Inc., is a leading global manufacturer of IC solutions for the
worldwide analog, Ethernet and high bandwidth markets.   The Company's products
include advanced mixed-signal, analog and power semiconductors; high

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Micrel Reports Sequential Increase in Revenues and Continued Gross Margin
Expansion
October 26, 2005
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performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and sales representatives worldwide.

   For further information, contact Richard Crowley at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit our website at: http://www.micrel.com.

   Note:  QwikRadio is a registered trademark of Micrel, Inc.

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Micrel Reports Sequential Increase in Revenues and Continued Gross Margin
Expansion
October 26, 2005
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
                             MICREL, INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)
                                    Three Months Ended      Nine Months Ended
                                       September 30,          September 30,
                                   --------------------   --------------------
                                      2005       2004        2005       2004
                                   ---------  ---------   ---------  ---------

Net revenues                       $  62,472  $  67,853   $ 185,209  $ 198,110

Cost of revenues(1)(2)                28,680     34,598      88,889    102,933
                                   ---------  ---------   ---------  ---------
Gross profit                          33,792     33,255      96,320     95,177
                                   ---------  ---------   ---------  ---------
Operating expenses:
  Research and development(2)         11,337     11,145      34,011     31,390
  Selling, general and
   administrative(2)                  11,527      9,955      31,563     27,394
  Amortization of deferred stock
   compensation(1)                       117        487         516      1,659
  Purchased in-process technology         -          -           -         480
  Restructuring expense                   -         437          -         437
  Litigation accrual                      -          -        9,282         -
                                   ---------  ---------   ---------  ---------
    Total operating expenses          22,981     22,024      75,372     61,360
                                   ---------  ---------   ---------  ---------
Income from operations                10,811     11,231      20,948     33,817
Other income, net                      1,068        363       2,909        901
                                   ---------  ---------   ---------  ---------
Income before income taxes            11,879     11,594      23,857     34,718
Provision for income taxes(2)          4,158      4,058       8,350      8,559
                                   ---------  ---------   ---------  ---------
Net income                         $   7,721  $   7,536   $  15,507  $  26,159
                                   =========  =========   =========  =========
Net income per share:
  Basic                            $    0.09  $    0.08   $    0.18  $    0.28
                                   =========  =========   =========  =========
  Diluted                          $    0.09  $    0.08   $    0.18  $    0.28
                                   =========  =========   =========  =========
Shares used in computing per share amounts:
  Basic                               86,514     91,252      87,614     91,968
                                   =========  =========   =========  =========
  Diluted                             88,047     91,996      88,522     93,735
                                   =========  =========   =========  =========

(1) Amortization of deferred stock
     compensation included in:
      Cost of revenues             $      35  $     109   $     127  $     479
                                   =========  =========   =========  =========
      Research and development     $      32  $     173   $     135  $     609
      Selling, general and
       administrative                     85        314         381      1,050
                                   ---------  ---------   ---------  ---------
      Total Operating expenses     $     117  $     487   $     516  $   1,659
                                   =========  =========   =========  =========

(2) Effects of reversal of accrued
     tax liabilities included in:
      Cost of revenues             $      -   $      -    $      -   $  (1,111)
      Research and development            -          -           -      (1,697)
      Selling, general and
       administrative                     -          -           -      (1,140)
      Provision for income taxes          -          -           -      (2,378)
                                   ---------  ---------   ---------  ---------
                                   $      -   $      -    $      -   $  (6,326)
                                   =========  =========   =========  =========

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Micrel Reports Sequential Increase in Revenues and Continued Gross Margin
Expansion
October 26, 2005
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

                              MICREL, INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                   September 30,  December 31,
                                                       2005          2004
                                                   ------------   ------------
ASSETS
CURRENT ASSETS:
 Cash, cash equivalents and short-term investments   $  140,810     $  147,785
 Accounts receivable, net                                35,915         32,055
 Inventories                                             28,710         35,744
 Deferred income taxes                                   16,293         15,962
 Other current assets                                     1,460          2,488
                                                     ----------     ----------
  Total current assets                                  223,188        234,034

LONG-TERM INVESTMENTS                                        -           2,012
PROPERTY, PLANT AND EQUIPMENT, NET                       77,741         81,605
INTANGIBLE ASSETS, NET                                    5,158          6,375
DEFERRED INCOME TAXES                                    11,062          9,663
OTHER ASSETS                                                419            457
                                                     ----------     ----------
TOTAL                                                $  317,568     $  334,146
                                                     ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable                                    $   15,870     $   16,275
 Taxes payable                                            4,038          4,960
 Deferred income on shipments to distributors            12,559         13,648
 Other current liabilities                               20,370         12,165
 Current portion of long-term debt                          153            164
                                                     ----------     ----------
  Total current liabilities                              52,990         47,212

LONG-TERM DEBT                                               -              83
OTHER LONG-TERM OBLIGATIONS                                 656          1,964

SHAREHOLDERS' EQUITY:
 Common stock                                            90,058        127,264
 Deferred stock compensation                               (415)        (1,118)
 Accumulated other comprehensive loss                       (54)           (85)
 Retained earnings                                      174,333        158,826
                                                     ----------     ----------
TOTAL SHAREHOLDERS' EQUITY                              263,922        284,887
                                                     ----------     ----------
TOTAL                                                $  317,568     $  334,146
                                                     ==========     ==========